Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO
XATA Corporation
952-707-5600 mark.ties@xata.com
XATA Reports XATANET Sales Growth of 87 Percent in Second Quarter
Also Releases Second Quarter 2007 Results
MINNEAPOLIS, May 9, 2007—XATA Corporation (Nasdaq:XATA), today announced that it achieved XATANET revenue growth of 87 percent in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006. Revenue from the sale of its XATANET systems and software subscriptions fueled the Company’s overall sales activity as total revenue was $8.2 million for the second quarter ended March 31, 2007.
Total net sales for the second quarter ended March 31, 2007 were $8.2 million, compared to $8.4 million in the second quarter of fiscal 2006 while deferred revenue remained unchanged at $11.9 million on a year over year basis. For the six months ended March 31, 2007, total net sales increased 7 percent to $15.9 million, compared to $14.8 million in the same period of fiscal 2006. Sales of XATANET system and subscriptions continue to fuel the Company’s sales activity as XATANET revenue grew 85 percent for the first six months of fiscal 2007 versus the same period in fiscal 2006. XATANET systems and subscription sales have contributed 77 percent and 75 percent of total net sales for the three and six months ended March 31, 2007, respectively, compared to 40 percent and 44 percent for the same periods of fiscal 2006.
The growth in XATANET sales activity continues to replace revenue activity from its legacy OpCenter product platform. OpCenter system sales were down 62 percent and 53 percent, respectively, for the three and six months ended March 31, 2007 in comparison to the same periods last year largely due to the fulfillment of an order from a customer in the government sector that occurred in the first six months of fiscal 2006.
“Since my arrival at the beginning of the fiscal year we have been working aggressively to position XATA as a software as a service (SaaS) organization that is poised for rapid revenue growth and we are very pleased with the results of the second quarter as we maneuver the company through that change,” stated Jay Coughlan, XATA Chairman and CEO. “With the addition of new cost and compliance functionality that will be released later this year and the roll-out of our new professional services, we are very excited about the potential for our solutions as they continue to solve our customer’s fleet optimization and operation issues.”
In the first six months of fiscal 2007 the Company also reported improved Non-GAAP earnings before interest, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends (modified EBITDA) as a result of increased XATANET revenue. Modified EBITDA for the first six months of fiscal 2007 was a loss of $0.02 per share, compared to a loss of $0.03 per share in the six months of fiscal 2006.
Costs of sales for the second quarter of fiscal 2007 were $4.7 million, compared to $4.5 million in the second quarter of fiscal 2006. The increase of $0.2 million was primarily due to an increase in XATANET sales. XATANET gross margins for the second quarter of fiscal 2007 increased 1,800 basis points to 39 percent, compared to 21 percent for the second quarter of fiscal 2006 due to XATANET subscription margins improving to 59 percent for the second quarter of fiscal 2007 in comparison to 34 percent in the same period last year.
For the six months ended March 31, 2007 and March 31, 2006 cost of sales totaled $8.9 million and $8.3 million, and the gross margins improved to 45 percent in fiscal 2007 in comparison to 44 percent in the same period last year. XATANET subscription margins have been driving this increase as subscription margins have improved to 57 percent for the six months ended March 31, 2007 in comparison to 37 percent in the same period last year
Research and development costs were $2.2 million and $1.9 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $0.3 million was the result a decrease in capitalized system development costs in the current period.
Selling, general and administrative costs for the second quarter of fiscal 2007 were $3.4 million, compared to $2.8 million for the second quarter of fiscal 2006. The increase of $0.6 million was primarily due to increases in stock based compensation, legal costs, and a write-off of capitalized system development costs related to a product that will not be going to market. Selling, general and administrative costs were $6.5 million and $5.3 million for the six months ended March 31, 2007 and 2006, respectively.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings before interest, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends (modified EBITDA) and modified EBITDA per basic and diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, enhance customer service, and improve safety and compliance. Today, XATA systems increase the productivity of more than 58,000 trucks at 1,900 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net sales	$8,162	$8,418	$15,936	$14,841

Cost of sales	4,670	4,530	8,851	8,302
Selling, general and administrative	3,438	2,815	6,495	5,315
Research and development	1,024	1,036	2,198	1,944

Total costs and expenses	9,132	8,381	17,544	15,561

Operating (loss) income	(970)	37	(1,608)	(720)
Net interest income	95	26	179	34

(Loss) income before income taxes	(875)	63	(1,429)	(686)
Income tax expense	—	—	—	—

Net (loss) income	(875)	63	(1,429)	(686)

Preferred stock dividends and deemed dividends	(46)	(44)	(187)	(140)

Net (loss) income to common shareholders	($921)	$19	($1,616)	($826)

Net (loss) income per common share — basic and diluted	($0.12)	$0.00	($0.20)	($0.11)

Weighted average common and common share equivalents
Basic	7,921	7,406	7,883	7,354

Diluted	7,921	11,071	7,883	7,354

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	March 31,	September 30,
	2007	2006
Current assets
Cash and cash equivalents	$8,736	$6,354
Accounts receivable, net	4,598	5,260
Inventories	1,778	2,212
Deferred product costs	1,160	3,433
Prepaid expenses	279	270

Total current assets	16,551	17,529

Equipment and leasehold improvements, net	1,094	1,316
Capitalized system development costs, net	1,177	1,191
Deferred product costs, non-current	2,544	1,687

Total assets	$21,366	$21,723

Current liabilities
Note and capital lease obligations	$93	$94
Accounts payable	1,787	1,688
Accrued liabilities	2,176	2,674
Deferred revenue	4,916	6,728

Total current liabilities	8,972	11,184

Note and capital lease obligations, non-current	44	88
Deferred revenue, non-current	7,031	5,261

Total liabilities	16,047	16,533

Shareholders’ equity
Common stock	23,985	22,426
Preferred stock	9,610	9,424
Accumulated deficit	(28,276)	(26,660)

Total shareholders’ equity	5,319	5,190

Total liabilities and shareholders’ equity	$21,366	$21,723

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net (loss) income to common shareholders	($921)	$19	($1,616)	($826)

Adjustments:
Net interest income	(95)	(26)	(179)	(34)
Stock-based compensation	526	200	927	320
Depreciation and amortization expense	333	102	491	176
Preferred stock dividends and deemed dividends	46	44	187	140

Total adjustments	810	320	1,426	602

Non-GAAP EBITDA (a)	($111)	$339	($190)	($224)

Non-GAAP EBITDA per diluted share	($0.01)	$0.03	($0.02)	($0.03)

Shares used in calculating non-GAAP EBITDA per diluted share	7,921	11,071	7,883	7,354

a)	Non-GAAP modified EBITDA represents earnings before interest, income taxes, depreciation, stock-based compensation and preferred stock dividends and deemed dividends. Modified EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet its operating cash requirements. The Company’s definition of modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow.